Exhibit 10.3





                                   SJW CORP.







                                NOTE AGREEMENT



                          Dated as of June 30, 2011























                     Re:  $50,000,000 4.35% Senior Notes


                              Due June 30, 2021








                              TABLE OF CONTENTS

SECTION        HEADING                                         PAGE

SECTION 1.     DESCRIPTION OF NOTES; COMMITMENT.                  1
Section 1.1.   Description of Notes                               1
Section 1.2.   Commitment; Closing Date                           1
SECTION 2.     PAYMENT OF NOTES.                                  2
Section 2.1.   Payments                                           2
Section 2.2.   Optional Prepayment                                2
Section 2.3.   Notice of Optional Prepayments                     2
Section 2.4.   Application of Prepayments                         2
Section 2.5.   Direct Payment                                     2
SECTION 3.     REPRESENTATIONS.                                   3
Section 3.1.   Representations of the Company                     3
Section 3.2.   Representations of the Purchasers                  3
SECTION 4.     CLOSING CONDITIONS.                                5
Section 4.1.   Conditions                                         5
Section 4.2.   Waiver of Conditions                               6
SECTION 5.     COMPANY COVENANTS.                                 6
Section 5.1.   Corporate Existence                                6
Section 5.2.   Insurance                                          7
Section 5.3.   Taxes; Compliance with Laws                        7
Section 5.4.   Maintenance                                        7
Section 5.5.   Nature of Business                                 7
Section 5.6.   Minimum Net Worth                                  7
Section 5.7.   Total Debt to Capitalization                       8
Section 5.8.   Limitation on Liens                                8
Section 5.9.   Mergers, Consolidation, Etc.                       9
Section 5.10.  Investments                                       10
Section 5.11.  Sale of Assets                                    11
Section 5.12.  Acquisition of Notes                              12
Section 5.13.  Covenant to Secure Equally                        12
Section 5.14.  Reports and Rights of Inspection                  12
Section 5.15.  Terrorism Sanctions Regulations                   14
SECTION 6.     EVENTS OF DEFAULT AND REMEDIES THEREFOR.          15
Section 6.1.   Events of Default                                 15
Section 6.2.   Notice to Holders                                 16
Section 6.3.   Acceleration of Maturities                        16
Section 6.4.   Rescission of Acceleration                        17
SECTION 7.     AMENDMENTS, WAIVERS AND CONSENTS.                 17
Section 7.1.   Consent Required                                  17
Section 7.2.   Solicitation of Holders                           18
Section 7.3.   Effect of Amendment or Waiver                     18
SECTION 8.     INTERPRETATION OF AGREEMENT; DEFINITIONS.         18
Section 8.1.   Definitions                                       18
Section 8.2.   Accounting Principles                             26
Section 8.3.   Directly or Indirectly                            27
SECTION 9.     MISCELLANEOUS.                                    27
Section 9.1.   Registered Notes                                  27
Section 9.2.   Exchange of Notes                                 28
Section 9.3.   Loss, Theft, Etc. of Notes                        28
Section 9.4.   Expenses, Stamp Tax Indemnity                     28
Section 9.5.   Powers and Rights Not Waived: Remedies Cumulative 29
Section 9.6.   Notices                                           29
Section 9.7.   Successors and Assigns                            29
Section 9.8.   Survival of Covenants and Representations         29
Section 9.9.   Severability                                      29
Section 9.10.  Governing Law                                     30
Section 9.11.  Captions                                          30
Section 9.12.  Payments Due on Non-Business Days                 30
Section 9.13.  Confidential Information                          30















































                          ATTACHMENTS TO NOTE AGREEMENT:
Schedule I   -   Purchaser Schedule
Schedule II  -   Subsidiaries of the Company
Schedule III -   Use of Proceeds
Schedule IV  -   Liens
Schedule V   -   Indebtedness
Exhibit A    -   Form of 4.35% Senior Notes, Due June 30, 2021
Exhibit B    -   Representations and Warranties
Exhibit C    -   Form of Closing Certificate of the Company
Exhibit D    -   Description of Special Counsel's Closing Opinion
Exhibit E    -   Description of Closing Opinion of Counsel to the Company













































                           SJW CORP.

                     110 West Taylor Street
                   San Jose, California 95110

                        NOTE AGREEMENT

               Re:  $50,000,000 4.35% Senior Notes

                       Due June 30, 2011
              _____________________________________

To each of the Purchasers named in Schedule I hereto
                                                           Dated as of
                                                         June 30, 2011
Ladies and Gentlemen:

     The undersigned, SJW CORP., a California corporation (the"Company"), agrees with each of the purchasers whose names appear at the end hereof (each, a "Purchaser" and, collectively, the "Purchasers") as follows:
Section 1.	DESCRIPTION OF NOTES; COMMITMENT.

     Section 1.1. Description of Notes. The Company will authorize the issue and sale of $50,000,000 aggregate principal amount of its 4.35%
 Senior Notes, Due June 30, 2021 (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 4.35% per annum, to be payable as to interest in semiannual payments on the thirtieth day of each June and December in each year (commencing December 30, 2011) and payable as to interest and principal at maturity, and to bear interest on overdue principal (including any overdue optional prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Default Rate after the date due, whether by acceleration or otherwise, until paid.
The Notes will mature on June 30, 2021, and be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes shall be issued in Authorized Denominations of principal. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Make-Whole Amount, if any, set forth in Section
2. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement by the Company to the Purchasers named in
Schedule I. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in Section 8.1.

     Section 1.2. Commitment; Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser and each Purchaser agrees to purchase from the Company, on the Closing Date referred to below, Notes in the aggregate principal amount set opposite such Purchaser's name in Schedule I at a price of 100% of the principal amount thereof. The Purchasers' obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non performance of any obligation by any other Purchaser hereunder.

     Delivery of the Notes will be made at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas, 75201, against payment therefor in Federal Reserve or other funds current and immediately available at the office of XXXX, Reference: Senior Notes Funding, in the amount of the purchase price, at 9:00 A.M., San Francisco time, on June 30, 2011, or such later date (not later than July 15, 2011) as shall mutually be agreed upon by the Company and each Purchaser (the "Closing Date"). The Notes delivered to the Purchasers on the Closing Date will be delivered to such Purchaser in the form of a single registered Note for the full mount of such Purchaser's purchase (unless multiple Notes in different Authorized Denominations are specified by such Purchaser), registered in such Purchaser's name or in the name or names of such nominee or nominees as such Purchaser may specify, all as such Purchaser may specify at any time prior to the Closing Date.

Section 2.	PAYMENT OF NOTES.

     Section 2.1. Payments. Except as set forth in Section 2.2, the Notes are not subject to any prepayment or redemption prior to their express maturity date.

     Section 2.2. Optional Prepayment. Upon compliance with Section 2.3 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part, in a minimum principal amount of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount.

     Section 2.3. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date,
(ii) the principal amount of the holder's Notes to be prepaid on such date, (iii) that, if applicable, a Make-Whole Amount will be payable,
(iv) the date when such Make-Whole Amount will be calculated, (v) the estimated Make-Whole Amount, and (vi) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with ccrued interest thereon and the Make-Whole Amount, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the amount of any Make-Whole Amount payable in connection with such prepayment and a reasonably detailed computation of the Make-Whole Amount.

     Section 2.4. Application of Prepayments. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

     Section 2.5. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by any Purchaser or such Purchaser's nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 2.5 shall apply, the Company will punctually pay (or cause to be paid) when due the principal thereof, interest thereon and Make-Whole Amount, if any, due with respect to said principal, and all other amounts payable to such Purchaser, such Purchaser's nominee or such Institutional Holder of any Note pursuant to this Agreement or such Note, without any presentment of such Note, directly to such Purchaser or such Purchaser's nominee or to such subsequent Institutional Holder at such Purchaser's address or such Purchaser's nominee's address set forth in Schedule I hereto or such other address as such Purchaser, such Purchaser's nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a bank located in the United States is designated for such Purchaser or such Purchaser's nominee on Schedule I hereto or in any written notice to the Company from such Purchaser, from such Purchaser's nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available federal funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any bank located in the United States as such Purchaser, such Purchaser's nominee or any such subsequent Institutional Holder may from time to time direct in writing.

Section 3.	REPRESENTATIONS.

     Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties with respect to the Company and its Subsidiaries set forth in Exhibit B attached hereto are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

      Section 3.2.	Representations of the Purchasers.  Each Purchaser
severally represents, and in entering into this Agreement the Company understands, that each Purchaser is acquiring Notes for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of any of the Notes; it being understood, however, that the disposition of such Purchaser's property shall at all times be and remain within such Purchaser's control. Each Purchaser further represents that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

     (a) the Source is an "insurance company general account" (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption ("PTE") 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

     (b) the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant))are not affected in any manner by the investment performance of the separate account; or

      (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

      (d) the Source constitutes assets of an "investment fund" (within the meaning of Part VI of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan's assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be "related" within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this paragraph (d); or

      (e)	the Source constitutes assets of a "plan(s)" (within the
meaning of section IV of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

      (f)  the Source is a governmental plan; or

      (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

      (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

     As used in this Section 3.2 the terms "employee benefit plan," "governmental plan," and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 4.  CLOSING CONDITIONS.

      Section 4.1. Conditions. Each Purchaser's obligation to purchase Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

      (a) Notes. On the Closing Date, such Purchaser or such Purchaser's special counsel shall have received a duly executed Note or Notes registered in such Purchaser's name or such other name or names as such Purchaser may have designated pursuant to Section 1.2 and in the aggregate principal amounts set forth opposite such Purchaser's name in
Schedule I.

      (b) Closing Certificates. Such Purchaser shall have received a certificate, dated the Closing Date, of the Company, signed by the President or a Vice President thereof, the truth and accuracy of which shall be a condition to such Purchaser's obligation to purchase the Notes proposed to be sold to such Purchaser and to the effect set forth in Exhibit C hereto. Such Purchaser shall have also received a certificate of the Secretary of the Company dated as of the Closing Date (i) attaching resolutions of its Board of Directors evidencing approval of this Agreement and the Notes and the transactions contemplated by this Agreement, and the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded, and (ii) certifying that no dissolution or liquidation proceedings as to the Company have been commenced or are contemplated.

      (c) Legal Opinions. Such Purchaser shall have received (i) from Baker Botts L.L.P., special counsel for the Purchasers, and (ii) Morgan, Lewis & Bockius LLP, counsel to the Company, their respective opinions, dated the Closing Date, in form and substance satisfactory to such Purchaser, and covering the matters set forth in Exhibits D and E, respectively, hereto.

      (d) No Adverse Change. There shall have been no material adverse change in the business or condition, financial or otherwise, of the Company since December 31, 2010.

      (e) Governmental Approvals. On or prior to the Closing Date, all approvals, authorizations and consents, if any, of all governmental bodies (including courts) having jurisdiction with respect to the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

      (f) Legal Investment. The Notes shall on the Closing Date qualify as a legal investment for such Purchaser under any laws regulating investments to which such Purchaser may be subject (without reference to any provision which permits the making of an investment without restriction as to the character of the particular investment), and such Purchaser shall have received such evidence as such Purchaser may reasonably request to establish compliance with this condition.

      (g) Private Placement Number. The Company shall have obtained, at its expense, a Private Placement Number for the Notes from S&P.

      (h) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to such Purchaser and such Purchaser's special counsel, and such Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions. If any provision of this Agreement requires the certification, representation or warranty of the existence or nonexistence of any particular fact or implies as a condition the existence or nonexistence of such fact, then such Purchaser shall be free to require the establishment to such Purchaser's satisfaction of the existence or nonexistence of any such fact.

      (i) Payment of Special Counsel Fees. The Company shall have paid, on or before the Closing Date, the reasonable fees, charges and disbursements of the Purchasers' special counsel to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

      (j) Organizational Documents; Authorized Signatories. Such Purchaser shall have received (i) the Articles of Incorporation of the Company as amended to date and certified as of a recent date by the Secretary of State of California, and (ii) the bylaws of the Company certified by the Secretary of the Company. Such Purchaser shall have also received an incumbency certificate signed by the Secretary and one other officer of the Company, certifying as to the names, titles and true signatures of the officers of the Company authorized to execute this Agreement and the Notes.

     Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to each Purchaser the Notes to be issued to such Purchaser on such date or if the conditions specified in Section 4.1 have not been fulfilled, such Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 4.1 have not been fulfilled, such Purchaser may waive compliance by the Company with any such condition to such extent as such Purchaser may in such Purchaser's sole discretion determine. Nothing in this Section 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of such Purchaser's rights against the Company.

Section 5.  COMPANY COVENANTS.

     From and after the Closing Date and continuing so long as any amount remains unpaid on any Note, except as agreed to in writing by the Required Holder(s):

     Section 5.1. Corporate Existence. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate (or equivalent) existence, material rights, licenses, permits and franchises; provided that nothing in this Section 5.1 shall prevent the dissolution, liquidation, abandonment or termination of the existence of any Subsidiary, or the rights or franchises of any Subsidiary or the Company, if such abandonment or termination would not have a Material Adverse Effect.

     Section 5.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

      Section 5.3. Taxes; Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, prior to the time penalties would attach thereto, as well as lawful claims for labor, materials and supplies or otherwise which, if unpaid, could become a Lien or charge upon such properties or any part thereof; provided, however, that neither the Company nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be subject to an active challenge or contest initiated in good faith for which adequate reserves have been established in accordance with generally accepted accounting principles. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     Section 5.4. Maintenance. The Company will, and will cause each of its Subsidiaries to, at all times maintain and preserve all property used or useful in its business in good working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, except to the extent that the failure to do so would not have a Material Adverse Effect.

     Section 5.5. Nature of Business. Neither the Company nor any Water Subsidiary will engage in any business if, as a result, the general nature of the business (including but not limited to water reclamation and sewage treatment), taken on a consolidated basis, which would then be engaged in by the Company and its Water Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Water Subsidiaries on the Closing Date.

      Section 5.6. Minimum Net Worth. The Company will not permit, at any time, Adjusted Net Worth to be less than $175,000,000 plus the sum of 30% of positive Adjusted Net Income in each fiscal quarter commencing with the fiscal quarter ending ended June 30, 2011.

     Section 5.7. Total Debt to Capitalization. The Company will not permit, at any time, Total Debt to exceed 66-2/3% of Capitalization.

     Section 5.8. Limitation on Liens. The Company will not, and will not permit any Water Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Water Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, without making effective provisions whereby all of the Notes shall be directly secured equally and ratably with all of the other obligations secured thereby (and providing to the holders of the Notes an opinion satisfactory in form and substance to the holders of the Notes from counsel satisfactory to the holders of the Notes to the effect that the Notes are so secured) except:

     (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by
Section 5.3;

     (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

     (c) Liens incidental to the conduct of business or the ownership of properties and assets (including but not limited to warehousemen's and attorneys' liens and statutory landlords' liens) and specific Liens including but not limited to pledges of Securities to secure deposits, and other Liens incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings the effect of which is to stay or prevent enforcement of such Lien;

     (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations or other business entities engaged in similar activities and similarly situated and which do not in any event, individually or in the aggregate, materially impair their use in the operation of the business of the Company and its Subsidiaries;

     (e)	Liens existing on fixed assets at the time of acquisition
thereof by the Company or a Subsidiary or Liens existing on fixed assets owned by a business entity at the time such entity is acquired by the Company or a Subsidiary, provided that (i) any such Lien shall attach only to the fixed assets so acquired or to the fixed assets owned by the business entity so acquired, as the case may be, (ii) the Lien and the Indebtedness secured thereby shall not have been incurred in contemplation of the acquisition, and (iii) all Indebtedness secured by any such Lien shall have been incurred within the applicable limitations of Section 5.7;

     (f) in the event of a consolidation or merger of the Company in compliance with Section 5.9(c) where the surviving corporation is not the Company (the surviving corporation being the "Acquiring Corporation"), Liens existing on assets of the Acquiring Corporation and its subsidiaries at the time of the consolidation or merger, as the case may be, so long as (i) the Lien shall attach only to the assets to which the Lien was attached at the time of the consolidation or merger, and (ii) the Lien and the Indebtedness secured thereby shall not have been incurred in contemplation of such consolidation or merger;

     (g) Liens securing Indebtedness of a Subsidiary to San Jose Water Company or the Company;

     (h) Liens existing as of the Closing Date and reflected in Schedule IV hereto;

     (i) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Capitalized Leases, provided that (i) the Lien shall attach solely to the fixed assets purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), (iii) the aggregate of all amounts so financed outstanding at any time on and after the Closing Date by the Company and its Subsidiaries shall not exceed the greater of (A) $10,000,000 or (B) 10% of Consolidated Net Worth, and (iv) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 5.7;

     (j) Liens on the property of San Jose Water Company securing its mortgage bonds issued pursuant to a mortgage bond indenture or other governing instrument, provided, that (A) such mortgage bond indenture or governing instrument shall have been consented to in writing by the Required Holder(s) and (B) provision shall have been made concurrently with the issuance of any such mortgage bonds for the Notes to be equally and ratably secured by the Lien securing such mortgage bonds; and

     (k)  renewals and extensions of Liens permitted pursuant to clauses
(a) through (j) of this Section 5.8 given to secure the renewal, extension or replacement of the Indebtedness secured thereby without increase in the principal amount of such Indebtedness outstanding at the time of such renewal, extension or replacement, which Liens attach solely to the property theretofore securing such Indebtedness.

     Section 5.9. Mergers, Consolidation, Etc. The Company will not, and will not permit any Water Subsidiary to merge or consolidate with or into any other Person or convey, transfer or lease substantially all of its assets to any Person, except that:

     (a) any Water Subsidiary may merge or consolidate with or into the Company; provided that the Company is the continuing or surviving corporation;

     (b) any Water Subsidiary may merge or consolidate with or into a Wholly Owned Subsidiary; provided that such Wholly Owned Subsidiary is the continuing or surviving corporation;

     (c) the Company may consolidate or merge with any other corporation if (A) (i) the Company shall be the continuing or surviving corporation or (ii) the continuing or surviving corporation is a solvent corporation duly organized and existing under the laws of any state of the United States of America or the District of Columbia, with substantially all of its assets located and substantially all of its operations conducted within the United States of America, and such continuing or surviving corporation expressly assumes, by a written agreement satisfactory in form and substance to the Required Holder(s) (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel as the Required Holder(s) may require), the obligations of the Company under this Agreement and the Notes, including all covenants contained herein and therein, and such successor or acquiring entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto and (B) no Default or Event of Default exists before or after such merger or consolidation; and

     (d) any Water Subsidiary may merge or consolidate with any other Person; provided that, immediately after giving effect to such merger or consolidation (I) a Subsidiary of which the Company owns directly or indirectly at least 95% of all of the equity interests thereof shall be the continuing or surviving Person and (II) no Default or Event of Default exists before or after such merger or consolidation. No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation from its liability under this Agreement or the Notes.

      Section 5.10. Investments. The Company will not, and will not permit any Water Subsidiary to, make or have outstanding any Investments, other than:

     (a) Investments by the Company and its Subsidiaries in and to Subsidiaries, including any Investment in a corporation which concurrently with such Investment, will become a Subsidiary;

     (b) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in 12 months or less from the date of acquisition thereof;

     (c) Investments in certificates of deposit maturing within one year from the date of acquisition thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $200,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof, rated "A" or better by S&P or "A2" or better by Moody's;

     (d) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by S&P or Moody's or is issued by a corporation organized under the laws of the United States or any state thereof with outstanding corporate debt obligations which are rated "AA" or better by S&P, or "Aa2" or better by Moody's;

     (e) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

     (f) Investments in Securities received in settlement of any Indebtedness arising in the ordinary course of business of the Company or any Subsidiary, provided that the aggregate amount of all such Investments at any time outstanding shall not exceed the greater of (A) $5,000,000 or (B) 5% of Consolidated Net Worth;

     (g) Investments in (i) money market mutual funds, (ii) mutual funds invested primarily in corporate debt obligations which are rated "AA" or better by S&P or "Aa2" or better by Moody's, and (iii) corporate debt obligations rated "AA" or better by S&P or "Aa2" or better by Moody's, or preferred stock of any such Person; provided, that in no event shall (x) any such corporate debt obligations held outside a mutual fund be in the form of adjustable or variable rate securities and (y) more than 5% of the assets of any such mutual fund be in the form of adjustable or variable rate securities; and provided, further, that the aggregate of all Investments referred to in this Section 5.10(g) shall not exceed 7.5% of Consolidated Net Worth; and

     (h) other Investments (in addition to those permitted by the foregoing provisions of this Section 5.10), provided that at the time of acquisition thereof the aggregate amount of all such other Investments owned by the Company and its Subsidiaries shall not exceed an amount equal to 10% of Consolidated Net Worth.

     In addition to the foregoing restrictions, the Company will not, and will not permit any Subsidiary to, make any Investments, other than Investments described in clauses (a) through (f) of this Section 5.10, if, after giving effect thereto, a Default or an Event of Default shall have occurred and be continuing.

     In valuing any Investments for the purpose of applying the limitations set forth in this Section 5.10, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal, except that for purposes of computing Consolidated Net Worth, Investments shall be valued in accordance with generally accepted accounting principles.

     For purposes of this Section 5.10, at any time when a corporation or other business entity becomes a Water Subsidiary, all Investments of such corporation or other business entity at such time shall be deemed to have been made by such corporation or other business entity, as a Water Subsidiary, at such time.

     Section 5.11. Sale of Assets. The Company will not, and will not permit any Subsidiary to, Transfer, or agree or otherwise commit to Transfer, any of its Utility Assets (including the equity interests in any Water Subsidiary) except that:

     (a) any Subsidiary may Transfer Utility Assets to the Company or a Wholly Owned Subsidiary; and

     (b) the Company or any Subsidiary may Transfer Utility Assets other than as set forth in the preceding clause (a); provided that (I) before and after such Transfer no Default or Event of Default shall exist; (II) the value of such Utility Assets (valued at the greater of net book value or Fair Market Value), together with all other Utility Assets of the Company and its Subsidiaries disposed of during the immediately preceding 12 calendar months, shall not exceed 10% of the value of Utility Assets as at the end of the then most recently ended fiscal year of the Company; and (III) the value of such Utility Assets (valued at the greater of net book value or Fair Market Value), together with all other Utility Assets of the Company and its Subsidiaries disposed of on or after the date hereof, shall not exceed 25% of the value of Utility Assets as at the end of the then most recently ended fiscal year of the Company. The provisions of this Section 5.11 shall not apply or operate to prevent any Transfer of Utility Assets of any Subsidiary if within 180 days after the effective date of such sale or other disposition, such Subsidiary reinvests such net proceeds in other Utility Assets of such Subsidiary which are not encumbered by Liens which are not permitted hereunder and which are to be used by, or are useful to, such Subsidiary in its normal business activities, provided that if the Utility Assets as Transferred were unencumbered, the Utility Assets purchased with such net proceeds shall be unencumbered.

     Section 5.12. Acquisition of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may acquire or make any offer to acquire any Notes unless an offer has been made to acquire Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company, any Subsidiary or any Affiliate acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect thereto.

     Section 5.13. Covenant to Secure Equally. The Company will not create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired (unless prior written consent to the creation or assumption thereof shall have been obtained from the Required Holder(s)), unless simultaneously with the creation or assumption thereof, the Company makes or causes to be made effective provision whereby the obligations of the Company hereunder will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured; provided, that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of Section 5.8.

     Section 5.14. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with generally accepted accounting principles consistently applied (except for changes disclosed in the financial statements furnished to holders of the Notes pursuant to this Section 5.14 and concurred in by the independent public accountants referred to in Section 5.14(b) hereof), and will furnish to each Purchaser so long as such Purchaser is the holder of any Note and to each other Institutional Holder of any then outstanding Note (herein, together with such Purchaser called "an Entitled Holder") (in duplicate if so specified below or otherwise requested):

     (a) Quarterly Statements. As soon as practicable and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of consolidated statements of income, cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (c) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (a).

     (b) Annual Statements. As soon as practicable and in any event within 90 days after the close of each fiscal year of the Company, copies of consolidated statements of income, cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to the scope of the audit and reasonably satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to clause (c) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (b).

     (c) Public Filings and Other Reports. Promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

     (d) Audit Reports. Promptly upon receipt thereof, a copy of each other management report submitted to the Company or San Jose Water Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or San Jose Water Company;

     (e)  Officer's Certificates.

     (1) Together with each delivery of financial statements required by clauses (a) and (b) above, the Company will deliver to each Entitled Holder an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of Sections 5.6, 5.7, 5.8, 5.10 and 5.11 and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause
(b) above, the Company will deliver to each Entitled Holder a certificate or letter of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

     (2) As soon as practicable and in any event within five days after any officer of the Company obtaining knowledge (I) of any condition or event which, in the opinion of management of the Company, could have a Material Adverse Effect, (II) that any Person has given any notice from any Person to the Company or any of its Subsidiaries or taken any other action with respect to a claimed Default or Event of Default, or (III) of any regulatory proceeding which may have a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of any such claimed Default, Event of Default or condition, or specifying the details of such proceeding, litigation or dispute and what action the Company or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto; The Company also covenants that immediately, and in no event later than five Business Days, after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Entitled Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto; and

     (f) Requested Information. With reasonable promptness, such other data and information as any Entitled Holder may reasonably request. Without limiting the foregoing, the Company will permit each Entitled Holder of any then outstanding Note (or such Persons as such Entitled Holder may designate), (A) at such Entitled Holders' expense if no Default or Event of Default exists, and (B) at the Company's expense if a Default or Event of Default does exist, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate (or equivalent) books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such Persons with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such Entitled Holder or Holders, as the case may be, may reasonably request.

     Section 5.15. Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

     Section 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR.

     Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

     (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than 10 days; or

     (b) Default shall occur in the making of any payment of the principal of any Note or Make-Whole Amount, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

     (c) Default shall be made in the payment as and when the same shall become due and payable (whether by lapse or time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness (other than the Notes) of the Company or any Subsidiary for borrowed money, in an aggregate amount exceeding $5,000,000, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

     (d) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness of the Company or any Subsidiary for borrowed money, in an aggregate amount exceeding $5,000,000 may be issued, and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness of the Company or any Subsidiary outstanding thereunder; or
     (e) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through Section 5.11, other than any such default which is cured no later than five days after such default shall first become known to any Responsible Officer of the Company; or

     (f) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after such default shall first become known to any Responsible Officer of the Company; or

     (g) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

     (h) (1) The Company or any Subsidiary becomes insolvent or is generally not paying its debts as they become due or (2) the Company or any Subsidiary makes an assignment for the benefit of creditors, causes or suffers an order of relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

     (i) Final judgment or judgments for the payment of money aggregating in excess of $5,000,000 is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

     (j) A custodian, liquidator, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

     (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution; or

     (l) Except as consented to by the Required Holder(s) in writing, the Company shall cease to own, directly, at least 95% of the Voting Stock of San Jose Water Company (or any successor corporation or other business entity resulting from a consolidation or merger of San Jose Water Company with such other corporation or other business entity pursuant to Sections 5.9(a), 5.9(b) or 5.9(d)).

     Section 6.2. Notice to Holders. When any Event of Default described in the foregoing Section 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness of the Company or any Subsidiary for borrowed money gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding.

     Section 6.3.  Acceleration of Maturities.

     (a)  When any Event of Default described in clauses (h)(2), (j), or
(k) of Section 6.1 has occurred with respect to the Company or San Jose Water Company, then all outstanding Notes shall immediately become due and payable, without presentment, demand or notice of any kind, all of which are hereby expressly waived.

     (b)	When any other Event of Default has occurred and is
continuing, the Required Holder(s) may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

     (c)	When any Event of Default described in clause (a) or (b) of
Section 6.1 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may, at any time at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The
Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances

     Section 6.4.  Rescission of Acceleration.  The provisions of Section
6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable pursuant to Section 6.3(b) or (c), the Required Holder(s) may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

     (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

     (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or Make-Whole Amount on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and

     (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

     Section 7.  AMENDMENTS, WAIVERS AND CONSENTS.

     Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Required Holder(s); provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (i) which will change the time of payment of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this Section 7 or
Section 6.

     Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes then outstanding.

      Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

     Section 8.  INTERPRETATION OF AGREEMENT; DEFINITIONS.

     Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Authorized Denominations" shall mean minimum denominations of $1,000,000 and minimum increments of $100,000 for amounts in excess of $1,000,000.

     "Adjusted Net income" shall mean, for any period, with respect to the Company's Water Subsidiaries, cumulative net income earned during such period, as determined in accordance with generally accepted accounting principles.

     "Adjusted Net Worth" shall mean, as at any time of determination thereof, the consolidated stockholders' equity of the Company and its Subsidiaries at such time, excluding the effect of accumulated other comprehensive income or loss, as determined in accordance with generally accepted accounting principles.

     "Affiliate" shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Agreement" shall mean this Note Agreement dated as of June 30, 2011, as amended or otherwise modified from time to time.

     "Anti-Money Laundering Laws" is defined in item 22(c) of Exhibit B.

     "Blocked Person" is defined in item 22(a) of Exhibit B.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York or California are required by law to close or are customarily closed.

     "Capitalization" shall mean, as at any time of determination thereof, the sum of (i) Net Worth and (ii) Total Debt.

     "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

     "Capitalized Lease Obligations" shall mean, with respect to any Person, any Rentals which, under generally accepted accounting principles, would be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with generally accepted accounting principles.

     "Closing Date" shall have the meaning set forth in Section 1.2.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     "Company" shall mean SJW Corp., a California corporation, and any Person who succeeds to all, or substantially all, of the assets and business of SJW Corp..

     "Confidential Information" shall have the meaning set forth in
Section 9.13.

     "consolidated" shall mean the consolidation of the accounts of the Company and its Subsidiaries in accordance with generally accepted accounting principles, including principles of consolidation, consistent with those applied in the preparation of the consolidated financial statements referred to in Section 5.14(b) or, if no such statements have been so delivered, the most recent audited financial statements referred to in item 4(a) of Exhibit B attached hereto.

     "Consolidated Net Worth" shall mean as of any date the aggregate amount of the capital stock accounts (less treasury stock), retained earnings and surplus of the Company and its Subsidiaries after deducting Minority Interests to the extent included in the capital stock accounts of the Company, all as determined on a consolidated basis for the Company and its Subsidiaries.

     "Controlled Entity" means any of the Subsidiaries of the Company and any of their or the Company's respective Controlled Affiliates. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "Default Rate" means a rate of interest equal to 6.35%.

     "Environmental Laws" means any statute, law, ordinance, rule or regulation of any local, state or federal authority having jurisdiction over any property of the Company or of its Subsidiaries or any portion thereof, regulating or imposing liability concerning the release or disposal of any hazardous waste or toxic substance or relating to pollution or protection of the environment, including, but not limited to: (a) the Federal Water Pollution Control Act, as amended; (b) the Federal Resource Conservation and Recovery Act, as amended; (c) the Comprehensive Environmental Response Compensation and Liability Act, as amended; (d) the Toxic Substance Control Act, as amended; (e) the Clean Air Act, as amended; and (f) any similar law.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     "ERISA Affiliate" means any Person, trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

     "Event of Default" shall have the meaning set forth in Section 6.1.

     "Fair Market Value" shall mean, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

     "Governmental Authority" means
          (a)  the government of:
            (i) the United States of America or any state or other political subdivision thereof, or
            (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "Hazardous Material" means any hazardous or toxic material, substance or waste which is defined by those or similar terms and is regulated as such under any applicable Environmental Law.

     "Indebtedness" shall mean, with respect to any Person and without duplication,
       (i) its liabilities for borrowed money, including those evidenced by notes, bonds, debentures and similar instruments, and its redemption obligations in respect of mandatorily Redeemable Preferred Stock;
       (ii) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
       (iii)  all its Capitalized Lease Obligations;
       (iv) all liabilities secured by any Lien with respect to any property owned by such Person or payable out of the proceeds of the production of property or assets owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
       (v) its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
       (vi)  Swaps of such Person;
       (vii) Preferred Stock of Subsidiaries owned by Persons other than such Person or a Wholly Owned Subsidiary of such Person; and
       (viii) all its Guaranties with respect to liabilities of a type described in any of clauses (i) through (vii) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in the immediately preceding clauses (i) through (viii) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under generally accepted accounting principles.

     "Institutional Holder" shall mean any "qualified institutional buyer," as defined in Rule 144A promulgated under the Securities Exchange Act of 1934, as said Rule may from time to time be amended.

     "Institutional Investor" means (a) any holder of a Note, (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (c) any Related Fund of any holder of any Note.

     "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

     "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, but, excluding in the case of any Water Subsidiary, rights, reserved to or vested in any municipality or public authority as an incident of any franchise, grant, license or permit of the Company or any Water Subsidiary, as the case may be, whether by the terms of any franchise, grant, license or permit or provision of law or otherwise. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buyback agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

     "Make-Whole Amount" shall mean, in connection with any prepayment under Section 2.2 or acceleration of the Notes, the excess, if any, of
(i) the aggregate present value as of the date of such prepayment or such acceleration of each dollar of principal being prepaid or accelerated and the amount of interest (exclusive of interest accrued to the date of prepayment or acceleration) that would have been payable in respect of such dollar of principal being prepaid or accelerated if such prepayment or such acceleration had not occurred, determined by discounting (on the same periodic basis as that on which interest on the Notes is payable) such amounts at the Reinvestment Rate from the respective dates on which they would have been payable to the date of prepayment, over (ii) 100% of the principal amount of the outstanding Notes being prepaid or accelerated. If the Reinvestment Rate is equal to or higher than 4.35%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

     "Reinvestment Rate" shall mean the Treasury Rate plus 0.50%.

     "Determination Date" shall mean the date that is two Business Days before the date fixed for a prepayment pursuant to a notice required by
Section 2.3 or an acceleration.

     "Treasury Rate" shall mean the yield on actively traded on the run United States Treasury securities having a maturity (rounded to the nearest month) corresponding to the Remaining Life of the Notes as reported on page "PX1" of the Bloomberg Financial Markets Services Screen at 11:00 a.m., Central Standard Time on the Determination Date, or, if not available, the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Remaining Life of the Notes. If no maturity exactly corresponds to such Remaining
Life of the Notes, yields on the actively traded on the run United States Treasury securities for the published maturity next longer than the Remaining Life of the Notes and for the published maturity next shorter than the Remaining Life of the Notes shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis, rounding to the nearest month.

     "Remaining Life of the Notes" shall mean, as of the Determination Date, the number of years (calculated to the nearest one-twelfth) which will elapse between the date of the prepayment or acceleration and the maturity date of the Notes.

     "Statistical Release" shall mean the then most recently published statistical release designated "H.15" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the Required Holder(s).

     "Material Adverse Effect" shall mean (i) a material adverse effect on the business, assets, liabilities, operations or financial condition, of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company's ability to perform any of its respective obligations under this Agreement and the Notes or (iii) material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Notes under this Agreement or the Notes.

     "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

     "Moody's" shall mean Moody's Investors Services, Inc.

     "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

     "NAIC" means the National Association of Insurance Commissioners or any successor thereto.

     "Net Worth" shall mean, as at any time of determination thereof, the consolidated stockholders' equity of the Company and its Subsidiaries.
     "OFAC" is defined in item 22(a) of Exhibit B.
     "OFAC Listed Person" is defined in item 22(a) of Exhibit B.
     "OFAC Sanctions Program" means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

     "Officer's Certificate" shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability

     "Preferred Stock" shall mean any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

     "Purchaser" shall have the meaning set forth in Section 1.1.

     "Redeemable" shall mean, with respect to the capital stock of any Person, each share of such Person's capital stock that is:

       (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Indebtedness of such Person
(A) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (B) at the option of any Person other than such Person, or
(C) upon the occurrence of a condition not solely within the control of such Person; or

       (ii) convertible into other Redeemable capital stock or other equity interests.

     "Related Fund" means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

      "Rentals" shall mean and include, as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "Reportable Event" shall have the same meaning as in ERISA.

     "Required Holder(s)" shall mean, at any time, holders of at least 66-2/3% in aggregate principal amount of the outstanding Notes at such time.

     "Responsible Officer" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

     "S&P" shall mean Standard & Poor's Rating Services (a division of McGraw Hill Companies, Inc.).

     "San Jose Water Company" shall mean the San Jose Water Company, a California corporation (and any successors thereto).

     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     "SJWTX" shall mean SJWTX, Inc., a Texas corporation (and any successors thereto).

     "Subsidiary" shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

     "SVO" means the Securities Valuation Office of the NAIC or any successor to such Office.

     "Swaps" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps, commodity swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

      "Total Debt" shall mean the consolidated Indebtedness of the Company and its Subsidiaries.

      "Transfer" shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

     "Utility Assets" shall mean the stock (or equivalent equity interests) of, and assets owned by, Water Subsidiaries.

     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Water Subsidiaries" shall mean SJWTX, San Jose Water Company, and each other Subsidiary that owns any material water distribution and/or sewage collection assets.

     "Wholly Owned Subsidiary" shall mean any Subsidiary, all of the stock or other equity security of every class (other than a de minimus number of directors' qualifying shares) of which is, at the time as of which any determination is being made, owned by the Company either directly or through Wholly Owned Subsidiaries, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Person.

     Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

      If after the date of this Agreement (a) any change shall occur in generally accepted accounting principles in effect on the date of this Agreement (a "GAAP Change") which results in a change in any computation or definition used in calculating compliance by the Company with any covenant in Sections 5.6 through 5.11 and which, in the good faith judgment of the chief financial officer of the Company has had or may have a material effect on the ability of the Company to comply with one or more such covenants (the "Affected Covenants") and (b) the Purchasers shall receive within 90 days after the effective date of such GAAP Change (the "Effective Date") a written notice from the Company (i) describing the GAAP Change and (ii) setting forth in reasonable detail (including detailed calculations) why the GAAP Change has had or may have a material effect on the ability of the Company to comply with the Affected Covenants and confirming the good faith judgment of the chief financial officer of the Company with respect thereto, such Purchaser agrees upon such Purchaser's receipt of such notice to enter into good faith negotiations with the Company for an amendment to this Agreement of the Affected Covenants so as to place the parties, insofar as possible, in the same relative position as if the GAAP Change had not occurred. If notice of a GAAP Change has been given then during the period from the Effective Date of the GAAP Change until the effective date of an amendment to this Agreement with respect thereto, the Company shall calculate compliance with the Affected Covenants as though such GAAP Change had not occurred and if no such amendment to this Agreement shall become effective within one year from the Effective Date of such GAAP Change, the Company shall continue to calculate compliance with the Affected Covenants as though such GAAP Change had not occurred.

      For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure any financial liability using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 - Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

     Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

     Section 9.  MISCELLANEOUS.

     Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

      At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

     The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, Make-Whole Amount, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

     Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than 10 days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this Section 9.2 or Section 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, payable to such Person or Persons, or registered assigns, as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange.

     Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

     Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all the Purchasers' reasonable out-of-pocket expenses incurred by the Purchasers and each other holder of a Note in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Baker Botts L.L.P. , the Purchasers' special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to each Purchaser at such Purchaser's home office or at such other place as such Purchaser may designate, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save each Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement.

     Section 9.5.  Powers and Rights Not Waived: Remedies Cumulative.
No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

     Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to the Purchasers, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Purchaser at such Purchaser's address appearing on Schedule I to this Agreement or such other address as such Purchaser or the subsequent holder of any Note initially issued to such Purchaser may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 110 West Taylor Street, San Jose, California 95110,
Attention: Chief Financial Officer or to such other address as the Company may in writing designate to each Purchaser or to a subsequent holder of the Note initially issued to such Purchaser; provided, however, that a notice to such Purchaser by overnight air courier shall only be effective if delivered to such Purchaser at a street address designated for such purpose in Schedule I, and a notice to such Purchaser by facsimile communication shall only be effective if made by confirmed transmission to such Purchaser at a telephone number designated for such purpose in Schedule I (with an original by overnight air courier delivered to such Purchaser the day next following such facsimile communication), or, in either case, as such Purchaser or a subsequent holder of any Note initially issued to such Purchaser may designate to the Company in writing.

     Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to each Purchaser's benefit and to the benefit of such Purchaser's successors and assigns, including each successive holder or holders of any Notes.

      Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

     Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

     Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with California law.

     Section 9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     Section 9.12. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

     Section 9.13. Confidential Information. For the purposes of this Section 9.13, "Confidential Information" means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified (including in any cover correspondence or transmittal) when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure,
(b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser's behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 5.14 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 9.13, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 9.13), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 9.13), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser's investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser's Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 9.13 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 9.13.

          In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser is required to agree to a confidentiality undertaking (whether through Intralinks or otherwise) which is different from the terms of this Section 9.13, the terms of this Section 9.13 shall, as between such Purchaser and the Company, supersede the terms of any such other confidentiality undertaking.




        [Remainder of Page Intentionally Blank; Signature Pages Follow]



     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                    SJW CORP.
                                    By /s/ W. Richard Roth
                                       -----------------------
                                    Name:  W. Richard Roth
                                    Title: Chief Executive Officer and
                                           President





Accepted as of June 30, 2011.


                                    THE PRUDENTIAL INSURANCE COMPANY OF
                                      AMERICA
                                    By /s/ Brian E. Lemons
                                       -----------------------
                                    Name:  Brian E. Lemons
                                    Title: Vice President



                                   EXHIBIT A

                                   SJW CORP.
                              4.35% Senior Note,
                                Due June 30, 2021
No. R-_____                                               June 30, 2011
$____________________	                                PPN [__________]

     SJW CORP., a California corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                          on the 30th day of June, 2021
                             the principal amount of

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 4.35% per annum from the date hereof until maturity, payable semiannually on the thirtieth day of each June and December in each year commencing the June 30 or December 30 next succeeding the date hereof, and at maturity. The Company agrees to pay interest on overdue principal (including any overdue optional prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Default Rate after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in San Jose, California in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

     This Note is one of the 4.35% Senior Notes, due June 30, 2021 (the "Notes") of the Company in the aggregate principal amount of $50,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of June 30, 2011 (the "Note Agreement"), entered into by the Company with the original Purchaser therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits. Capitalized terms used and not otherwise defined herein have the meanings specified in the Note Agreement.

     This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are permitted to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the Make-Whole Amount, if any, set forth in the Note Agreement.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Make-Whole Amount, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE
WITH CALIFORNIA LAW.
                                    SJW CORP.



                                    By ---------------------------
                                       Its










































                                   EXHIBIT B

                       REPRESENTATIONS AND WARRANTIES

     SJW CORP., a California corporation (the "Company"), represents and warrants to each purchaser (each, a "Purchaser" and, collectively, the "Purchasers") of its Notes referred to below as follows:

     1. Definitions. Unless otherwise defined, the defined terms used in these representations and warranties have the meanings specified in the Note Agreement dated as of June 30, 2011 (the "Agreement"), between the Company and The Prudential Insurance Company of America, relating to the purchase by the Purchasers of the 4.35% Senior Notes, Due June 30, 2021 (the "Notes") of the Company in the aggregate principal amount of $50,000,000.

     2. Subsidiaries. The Company has no Subsidiaries except as described on Schedule II to the Agreement.

     3.  Corporate Organization and Authority.   The Company:

      (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

      (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted;

      (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary;

      (d) does not require any governmental or regulatory permits to enter into the Agreement or issue the Notes, including without limitation any permit or authorization issued by the California Department of Health Services and the California Department of Water Resources; and

      (e) except as have been obtained and are in effect, does not require any governmental or regulatory permits to operate its business, including without limitation any permit or authorization issued by the California Department of Health Services and the California Department of Water Resources.

     4.  Financial Statements.

      (a) The consolidated balance sheets of the Company and its Subsidiaries as of December 31 in each of the years 2009 and 2010 and the statements of income and cash flows for the fiscal years ended on said dates, audited by KPMG LLP have been prepared in accordance with generally accepted accounting principles consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Subsidiaries on a consolidated basis as of such dates and the results of its operations and changes in its financial position or cash flows for such periods.
      (b) Since December 31, 2010 there has been no change in the condition, financial or otherwise, of the Company and its Subsidiaries as shown on the consolidated balance sheet as of such date, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse.

     5. Indebtedness. Schedule V to the Agreement correctly describes all Indebtedness of the Company and each of the Subsidiaries outstanding on March 31, 2011. Since such date, no other Indebtedness (except for changes in the amount of Indebtedness under the Wells Fargo Credit Agreement, including any renewals, extensions or modifications thereto (not to exceed $3,000,000.00) has been incurred or entered into and since March 31, 2011, there has been no material change in the amount of Indebtedness outstanding.

     6. Full Disclosure. Neither the financial statements referred to in item 4 hereof nor the Agreement nor any other written statement furnished by or on behalf of the Company to any Purchaser in connection with the negotiation of the Agreement or the negotiation and sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or any Subsidiary which has not been disclosed to any Purchaser in writing which materially affects adversely nor, so far as the Company can now foresee, could, individually or in the aggregate, materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company or any Subsidiary or the ability of the Company to comply with and perform the terms of the Agreement or the Notes.

     7. Pending Litigation. There are no proceedings pending or, to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal or regulatory agency which could reasonably be expected to, individually or in the aggregate, materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or any Subsidiary or the ability of the Company to comply with or perform its obligations under the Agreement or the Notes.

     8. Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in item 4 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreement.

     9. Patents and Trademarks. The Company and each Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and water and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

     10. Transaction is Legal, Authorized and Enforceable. The issuance and sale of the Notes and the execution and delivery of the Agreement by the Company and performance by the Company and compliance of the Company with, all of the provisions of the Notes and the Agreement:

      (a) are within the legal and corporate powers and authority of the Company;

      (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or to which it may be subject or result in the imposition of any Lien or encumbrance on any property of the Company; and

      (c) have been duly authorized, executed and delivered by the Company pursuant to proper corporate action on the part of the Company (no action by any of the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise), and the Agreement and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

      11. No Defaults. If the transactions contemplated by the Agreement were in effect on the date of the Agreement, no Default or Event of Default would have occurred and be continuing. Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any Indebtedness nor is in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute a default or an event of default thereunder, except for any amount or amounts, which, individually or in the aggregate, may equal $100,000 or less.

     12. Governmental Consent. Neither the nature of the Company or any Subsidiary nor of any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Notes or the execution and delivery of the Agreement are such as to require any consent, approval or authorization of, or filing, registration or qualification with, any regulatory body, state, Federal or local on the part of the Company or any Subsidiary as a condition to the execution, delivery and performance of the Notes or the Agreement.

     13. Taxes. All tax returns required to be filed by the Company and each Subsidiary have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary, or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 2007, the Federal income tax liability of the Company and the Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company or the applicable Subsidiary has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it or any of its Subsidiaries or any of their respective properties and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company is threatened. The provisions for taxes on the books of the Company and the Subsidiaries are adequate for all open years, and for its current fiscal year.

     14. Use of Proceeds. The net proceeds from the sale of the Notes will be used for the purposes specified on Schedule III to the Agreement. None of the transactions contemplated in the Agreement or the Notes (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation U. None of the proceeds from the sale of the Notes will be used to purchase, directly or indirectly, or refinance any borrowing the proceeds of which were used to purchase, directly or indirectly, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

     15. Private Offering. Neither the Company nor any agent on behalf thereof has, directly or indirectly, offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any such similar Security with any Person other than the Purchasers and not more than 14 other institutional investors, each of whom was offered a portion of the Notes or such similar Security at private sale for investment. Neither the Company nor any agent on behalf thereof has, directly or indirectly, offered or will offer the Notes or any such similar Security or has, directly or indirectly, solicited or will solicit an offer to acquire the Notes or any such similar Security from any Person so as to bring the issuance and sale of the Notes or such similar Security within the provisions of Section 5 of the Securities Act of 1933, as amended.

     16.  ERISA.

      (a) Relationship of Vested Benefits to Pension Plan Assets. The present value of all benefits vested under all Plans maintained by the Company or any ERISA Affiliate which are subject to part 3 of Title I of ERISA or Title IV of ERISA, as from time to time in effect, did not, as of the last annual valuation date, exceed the value of the assets of the Plans allocable to such vested benefits by more than $35,000,000 in the case of any single plan and by more than $51,000,000 in the aggregate for all Plans.

      (b) Prohibited Transactions. Neither any of the Plans nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), which could subject the Company or any Subsidiary to a material tax or penalty on prohibited transactions imposed by said Section 4975.

      The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the previous sentence is made in reliance upon and subject to the accuracy of such Purchaser's representation in the second sentence of
Section 3.2 of the Agreement as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

      (c) Reportable Events. Neither any of the Plans nor any such trusts have been terminated, nor have any steps been instituted toterminate any Plan, nor have there been any Reportable Events since the effective date of ERISA that could result in a material liability to the Company or any Subsidiary.

      (d) Plan Funding Requirements. None of the Plans that are subject to Section 302 of ERISA have incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA for Plan years prior to 2010 (whether or not waived), and each such Plan has satisfied the "minimum funding standard", as such term is defined in
Section 302 of ERISA, since the effective date of ERISA.

      (e) Other ERISA Matters. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty, individually or in the aggregate. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "employee welfare benefit plan" (as such term is defined in ERISA) for medical and insurance post-retirement non-pension benefits and severance plans deemed to constitute welfare plans in the applicable regulations of the Department of Labor.

     17. Compliance with Law. The Company and each Subsidiary: (a) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, nor (b) has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business which violation or failure to obtain might, individually or in the aggregate, materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company or any Subsidiary, or impair the ability of the Company to observe or perform its obligations under the Notes or the Agreement. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or any regulatory agency or any arbitration board or panel.

     18. Compliance with Environmental Laws. Neither the Company nor any Subsidiary is in violation of any applicable Federal, state or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposal to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has any liability or class of liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

     19. Restrictions on the Company and Subsidiaries. Neither the Company nor any Subsidiary is a party to any contract or agreement, or subject to any charter or other corporate restriction, which, individually or in the aggregate, materially and adversely affects the business of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any contract or agreement or subject to any charter or other corporate restriction which prohibits the execution, delivery, performance and observance by the Company of the Notes or the Agreement. Neither the Company nor any Subsidiary is a party to any agreement which would result or cause at any time in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the Agreement.

     20.  Investment Company Act.  Neither the Company nor any
Subsidiary is, or is directly or indirectly controlled by, or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     21. Public Utility Holding Company Act, Etc. Neither the Company nor any Subsidiary is subject to regulation the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

     22.  Foreign Assets Control Regulations, Etc.
      (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury ("OFAC") (an "OFAC Listed Person") or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a "Blocked Person").

      (b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

      (c) To the Company's actual knowledge after making due inquiry, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, "Anti-Money Laundering Laws"), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

      (d) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.



















                                EXHIBIT C

                                SJW CORP.
                       CERTIFICATE WITH RESPECT TO
                      REPRESENTATIONS AND WARRANTIES
     The undersigned, on behalf of SJW CORP., a California corporation (the "Company"), certify that they are the President and Secretary of the Company, and that, as such, they are duly authorized to execute this certificate in the name and on behalf of the Company, and further certify that:

      a. The Company is a party to a Note Agreement dated as of June 30, 2011 (the "Agreement") regarding the issuance and sale of the Company's $50,000,000 4.35% Senior Notes, due June 30, 2021 (the
"Notes").

      b.  This certificate is being delivered pursuant to Section
4.1(b) of the Agreement. Terms used in this certificate which are not defined shall have the meanings defined in the Agreement.

      c. The Agreement and the Notes have been duly authorized, executed and delivered by the Company on the date hereof and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

      d. The representations and warranties with respect to the Company and its Subsidiaries as set forth in Exhibit B to the Agreement are true and correct as though made at and as of this date.

      f. The Company has performed and complied with all agreements and conditions in the Agreement which are required to be performed or complied with by the company before or at the date hereof.



DATED:  June __, 2011.
                                    SJW CORP.


                                    -------------------------
                                    By
                                      Its


                                    -------------------------
                                    By
                                      Its






                           EXHIBIT D

           DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION


















































                              EXHIBIT E

         DESCRIPTION OF CLOSING OPINION OF COUNSEL TO THE COMPANY

     The closing opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, called for by Section 4.1(c) of the Agreement, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the following effect:

Ladies and Gentlemen:
     We have acted as counsel to SJW Corp., a California corporation (the "Company"), in connection with the authorization by the Company of $50,000,000 in aggregate principal amount of its Senior Notes due June 30, 2021 (the "Notes"), which are being purchased by you and which are issued under the Note Agreement dated as of June 30, 2011 between the Company and you (the "Agreement"). This opinion is being furnished pursuant to Section 4.1(c) of the Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein. Capitalized terms used but not defined herein have the meanings given such terms in the Agreement.

     We are of the opinion that:
      (1) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to conduct the activities in which it is now engaged;
      (2) The execution and delivery by the Company of the Agreement and the Notes, and the performance by the Company of its obligations under the Agreement and the Notes, are within the Company's corporate powers and have been duly authorized by all requisite corporate action on the part of the Company;
      (3) The Company has duly executed and delivered the Agreement and the Notes;
      (4) Each of the Agreement and the Notes constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;
      (5) The execution and delivery by the Company of the Agreement and the Notes, and compliance by the Company with the respective provisions thereof, (i) will not result in a breach or default (or give rise to any right of termination, cancellation or acceleration) under any agreements or instruments by the Company for borrowed money, (ii) will not violate any of the provisions of the Company's Articles of Incorporation or the Company's By-Laws, (iii) will not result in the creation or imposition of any Lien on any asset of the Company, (iv) will not violate any applicable federal or California state law, statute, rule or regulation, and (v) will not require any consent, approval, permit, waiver or license from or filing with any court, public body, governmental authority or the United States of America or the State of California, including the California Public Utilities Commission;
      (6) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Agreement do not require registration under the Securities Act of 1933, as amended, qualification under the California Corporate Securities Law of 1968, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended;
      (7) The issuance of the Notes and the use of the proceeds of the sale of the Notes in accordance with the provisions of and as contemplated by the Agreement (including, without limitation, the representations and warranties set forth in the Agreement) do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System;
      (8) The Company is not required to be registered as an "investment company" under the Investment Company Act of 1940, as amended;
      (9) The Company is not a "holding company" or a "public-utility company" within the meaning of the Public Utility Holding Company Act of 2005, as amended;
      (10) The Company does not require any governmental or regulatory permits to operate its business, enter into the Agreement or issue the Notes, including without limitation any permit or authorization issued by the California Department of Health Services and California Department of Water Resources; and
      (11) There are no actions, suits or proceedings pending or threatened against the Company that relate to any of the transactions contemplated by the Agreement and the Notes, at law or in equity, before any arbitrator or before or by any governmental department, commission, board, bureau, agency or instrumentality.

     This opinion is delivered solely to you and for your benefit in connection with the transactions contemplated by the Agreement and may not be relied upon by you for any other purpose or furnished or referred to, or relied upon, by any other person or entity (other than subsequent transferees of the Notes who have acquired Notes in accordance with the terms of the Agreement) for any reason without our prior written consent.

     Notwithstanding the preceding paragraph of this opinion, each of the Purchasers and their permitted transferees may furnish a copy of this opinion (i) to its independent auditors and attorneys if required in the performance of professional services for such Purchaser or transferee,
(ii) to any state or federal authority, or independent insurance board or body, having regulatory jurisdiction over such Purchaser or transferee, including without limitation anyone using the information to rate or classify such Purchaser or transferee or the Notes, and (iii) pursuant to order or legal process of any court or governmental agency.

     In addition, the Purchasers' counsel, Baker Botts L.L.P., may rely on and refer to this opinion in providing their opinion to the Purchasers in connection with this transaction.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP